Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-282311) and on Form S-8 (Nos. 333-252690, 333-278478 and 333-278479) of Vireo Growth Inc. and the inclusion in this Current Report on Form 8-K of Vireo Growth Inc. of our report dated February 26, 2025, relating to the consolidated financial statements of Deep Roots Holdings, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended.

/s/ Hill, Barth & King LLC

Naples, Florida

June 10, 2025

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